Exhibit 10.1

Letter of Intent

Agrify and PurePressure, LLC

CONFIDENTIAL

This Letter of Intent (this “Letter”) is entered into as December 3, 2021 (“Effective Date”), between Agrify Corporation (“Agrify”), PurePressure, LLC (together with its subsidiaries, including, without limitation, Pure Services, LLC, the “Company”), and the Sellers listed on the signature page hereto (“collectively, the “Sellers”). The Sellers, Agrify and the Company are collectively referred to as the “Parties” and each as a “Party”. This Letter confirms the intention of the Parties to enter into a transaction for the acquisition of the Company by Agrify (the “Transaction”) as described in more detail in Schedule 1. The Parties intend that this Letter create a binding obligation on each Party’s part to act in the utmost good faith to expeditiously negotiate, execute and deliver a definitive agreement (together with any ancillary documents, the “Definitive Documentation”) between the Parties to be consummated as soon as practicable, providing for a target closing date of December 31, 2021, or such other date as Agrify, the Company and the Majority Sellers shall agree to in writing, and all Parties hereto may rely justifiably on the binding nature of this Letter. The Definitive Documentation will be drafted by counsel for Agrify and will contain provisions such as representations and warranties, covenants, indemnifications and other provisions which are consistent with this Letter, which are acceptable to the Parties and customarily found in agreements of the kind contemplated by this Letter. For purposes of this Letter, the term “Majority Sellers” shall collectively refer only to Benjamin Britton and Joshua Rutherford and shall not refer to any other Sellers and the term “Minority Sellers” shall refer to all other Sellers that are not Majority Sellers.

1. Due Diligence Period and No-Shop. In consideration of, among other things, the execution of this Letter and the expenditure of extensive time, effort, and expense by or on behalf of the Parties in negotiating this Letter, and otherwise proceeding in accordance herewith, the Company and the Sellers hereby agree for the period (the “Due Diligence Period”) beginning on the Effective Date and ending on the date (the “Exclusivity Termination Date”) which is the earlier of (a) March 31, 2022, and (b) the date on which this Letter is terminated in accordance with Section 3 hereof, that the Company and the Sellers shall, and the Company shall cause each of its affiliates, officers, managers, members, directors, employees, agents, legal counsel, financial advisors and other representatives (“Representatives”):

●	to immediately terminate all existing discussions with any corporation, partnership, person or other entity or group (other than Agrify) concerning a Transaction or any similar transaction involving the sale of the Company, its securities or any of its material assets;

●	not to directly or indirectly, solicit, initiate or participate in any way in discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Agrify) concerning any Transaction or any similar transaction involving the sale of the Company, its securities or any of its material assets, in whole or in part, whether through direct or indirect purchase, joint venture, partnership, consolidation or other business combination, or otherwise; and

●	not to disclose to any person other than its Representatives, the proposed terms of, or the existence of, the Transaction, including, without limitation, drafts of the Definitive Documentation that Agrify provides to the Company and the Sellers in connection therewith.

During the Due Diligence Period, each Party shall allow the other Parties and their respective auditors, legal counsel and other authorized representatives all reasonable opportunity and access during normal business hours to inspect and investigate the assets and information concerning the business of the Parties for purposes of conducting due diligence.

2. Prior MNDA and Confidentiality. Agrify and the Company are parties to a Mutual Confidentiality and Non-Disclosure Agreement dated November 17, 2021 (the “Existing MNDA”). This Letter is confidential to the Parties and their representatives and is subject to the Existing MNDA, which continues in full force and effect. Notwithstanding the above, nothing in this Letter or the Existing MNDA shall prohibit: (i) a Party from disclosing Confidential Information of the other Party to the extent required by applicable law, rule or regulation (including a court order or other government order) or the rules and regulations of the SEC or any national securities exchange; or (ii) a Party from disclosing the existence or terms and conditions of this Letter to its attorneys and financial advisors, or current or potential lenders or other sources of financing.

3. Term and Termination. This Letter will terminate upon the earliest to occur of (the “Termination Date”):

(a) delivery to the Company and the Sellers of the written election of Agrify, which Agrify shall promptly and in good faith deliver to the Company if Agrify determines or evidences that it will no longer pursue the Transaction for any reason in its sole discretion upon expiration of the Due Diligence Period; or

(b) at 5:00 pm, Eastern Standard Time on the Exclusivity Termination Date, unless extended by mutual written agreement of Agrify and the Company.

“Term” shall mean the period of time from the Effective Date until the Termination Date.

4. Nature of Letter. The Company and each Seller agrees that, notwithstanding anything to the contrary contained herein, only the agreements and obligations of the Company and the Sellers provided for in Sections 2, 5, 6 and 8 of this Letter shall survive any termination or expiration of this Letter. Notwithstanding the foregoing, the provisions set forth herein shall be binding upon the Parties. The Company and each Seller acknowledges that there may be material provisions and terms relating to the Transaction that have not yet been negotiated or agreed as between the Parties, and that the Company and the Sellers will not have any rights or any legally binding obligations with respect to such matters until the Definitive Documentation relating to the Transaction have been approved by each of Agrify, the Company and the Sellers and executed and delivered by each of them and/or their respective affiliates, as applicable. The transactions described in this Letter shall be subject to, among other things, (i) execution of Definitive Documentation mutually satisfactory to Agrify and the Company, (ii) the reasonable satisfaction of Agrify and the Company with conditions thereto (including those described in Schedule 1), (iii) satisfaction of Agrify (in its sole and absolute discretion) with: (A) the results of its due diligence, and (B) the financial and business condition of the Company and its affiliates.

5. Costs. The Parties will bear their own costs and expenses in connection with the execution and delivery of this Letter, the negotiation of the Transaction, and the execution of the Definitive Documentation.

6. Termination Fee. Each Party recognizes the time and cost associated with consummating the Transaction. In the event that Agrify fails to consummate the Transaction by the Exclusivity Termination Date or ceases negotiations pursuant to this Letter for any reason other than either (i) as a result of reasonably concluding during its diligence review of the Company during the Due Diligence Period that there exists a fact or set of facts that would reasonably be expected to result in a material adverse effect to the business or assets of the Company and its subsidiaries, taken as a whole, or (ii) as a result of the Company or the Sellers refusing or intentionally failing to consummate any of the transactions referenced herein or adhere to the material terms of this Letter, including, but limited to, the exclusivity provisions of Section 1 (provided such refusal or failure is not related to any breach by Agrify of this Letter or refusal to adhere to its material terms), then Agrify shall promptly pay to the Company an amount equal to $1,000,000.00 (the “Termination Fee”) plus any costs reasonably incurred in connection with enforcing the payment of such Termination Fee, which shall be the sole remedy of the Company or the Sellers arising from any termination of this Letter or otherwise in connection with any failure to close the Transaction.

In the event that the Company fails to consummate the Transaction by the Exclusivity Termination Date or ceases negotiations pursuant to this Letter for any reason other than as a result of Agrify refusing or intentionally failing to consummate any of the transactions referenced herein or adhere to the material terms of this Letter (provided such refusal or failure is not related to any breach by the Company or any of the Sellers of this Letter or refusal to adhere to its material terms), then the Majority Sellers shall promptly pay to Agrify an amount equal to the Termination Fee plus any reasonable costs incurred in connection with enforcing the payment of such Termination Fee, which shall be the sole remedy of Agrify arising from any termination of this Letter or otherwise in connection with any failure to close the Transaction.

Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that this Section 6 is binding upon each of the Parties and shall survive the termination of this Letter.

7. Entire Agreement. This Letter supersedes any prior written or oral communications or agreements between Agrify and the Company relating to its subject matter and constitutes the entire agreement of the Parties with respect thereto. This Letter may not be amended, except in a writing signed by each of Agrify and the Company. Except as otherwise set forth herein, the provisions contained in this Letter shall be binding upon the Parties until such time as the Parties execute and deliver the Definitive Documentation at which time the Parties shall be bound by the terms thereof.

8. General Provisions. This Letter will be construed under the laws of the Commonwealth of Massachusetts, without giving effect to its conflicts of law provisions. This Letter may be executed in one or more counterparts, each of which will be deemed to be an original and all of which taken together will constitute but one and the same instrument. No Party may assign its rights hereunder without the prior written consent of all of the other Parties.

These terms and conditions CONTAINED HEREIN REPRESENT a BINDING commitment to consummate the TRANSACTION SUBJECT TO EXECUTION OF THE DEFINITIVE DOCUMENTATION CONSISTENT WITH THE TERMS OF THIS LETTER. Notwithstanding the foregoing or anything else contained herein to the contrary, the company and each seller, by its signature below, hereby expressly acknowledges and agrees that this letter SHALL BE BINDING UPON THE PARTIES AND THAT SECTIONS 2, 5, and 8 are hereby binding on the company AND EACH SELLER and THAT SECTION 6 IS BINDING ON AGRIFY AND THE MAJORITY SELLERS AND THAT THE TERMS OF THESE SECTIONS shall survive any termination hereof.

[Signature page follows]

Agreed to as of the Effective Date.

AGRIFY		COMPANY

AGRIFY CORPORATION		PUREPRESSURE, LLC

By:	/s/ Raymond Chang	By:	/s/ Benjamin Britton
Name:	Raymond Chang	Name:	Benjamin Britton
Title:	CEO	Title:	CEO

SELLERS

/s/ Benjamin Britton		/s/ Joshua Rutherford
Name: Benjamin Britton		Name: Joshua Rutherford

/s/ Eric Vlosky		/s/ Scott Christensen
Name: Eric Vlosky		Name: Scott Christensen

/s/ Kyle Manuel		/s/ Alicia Britton
Name: Kyle Manuel		Name: Alicia Britton

/s/ John Harned
Name: John Harned

Schedule 1

Summary of Terms and Conditions

This Schedule 1 summarizes the principal terms of the Transaction. Capitalized terms used but not defined herein and not defined are as defined in the Letter.

Closing Date	The closing date (“Closing”) shall occur by December 31, 2021.
Transaction Overview	Agrify will purchase 100% of Company’s outstanding equity interests (the “Interests”).

Closing Payment	Aggregate purchase price payable to the Sellers pro rata at closing equal to $9.0 million on a cash-free, debt-free basis and subject to adjustment as provided below (the “Closing Consideration Amount”).

$5.0 million of the Closing Consideration Amount will be in the form of unregistered shares of Agrify common stock based on the 30-day VWAP up to and including the fifth business day prior to Closing (such price per share, the “Closing Share Price”), and $4.0 million of the Closing Consideration Amount will be paid in cash via wire transfer of immediately available funds to accounts designated in writing by the Sellers. The Agrify common stock issued at closing will not be subject to any contractual lock-up restrictions, and the Company will use its commercially reasonable efforts to assist Agrify (who shall use its commercially reasonable efforts) with removal of restrictive legends when permitted pursuant to Rule 144 under the Securities Act of 1933, as amended.

Closing Adjustments	Target Net Working Capital to be mutually agreed upon by Agrify and the Company, which amount will be customary for transactions of this size and appropriate based on the working capital needs of the Company. If the adjustment is a positive number, the cash portion of the Closing Consideration Amount shall be increased by the amount of the adjustment; if the adjustment is a negative number, the cash portion of the Closing Consideration Amount shall be reduced by the amount of the adjustment. Additionally, the cash portion of the Closing Consideration Amount will be increased by cash on hand at closing and reduced by the amount of any indebtedness and unpaid transaction expenses (including, but not limited to, any severance or transaction bonus payments payable in connection with the Transaction) of the Company. If the adjustment is a positive number, the cash portion of the Closing Consideration. Amount shall be increased by the amount of the adjustment not to exceed $1,000,000; if the adjustment is a negative number, the cash portion of the Closing Consideration Amount shall be reduced by the amount of the adjustment not to exceed $1,000,000.

Net Working Capital will be equal to Current Assets minus Current Liabilities. For purposes of the net working capital adjustment, “Current Assets” shall mean accounts receivable, inventory and prepaid expenses, but excluding (a) cash, (b) the portion of any prepaid expense of Agrify will not receive the benefit following the closing, (c) deferred tax assets and (d) receivables from any of the Company's affiliates, managers, employees, officers or members and any of their respective affiliates, determined in accordance with the Company’s historic accounting principles.

For purposes of the net working capital adjustment, “Current Liabilities” shall mean accounts payable, accrued taxes and accrued expenses, but excluding (a) payables to any of the Company's affiliates, managers, employees, officers or members and any of their respective affiliates, (b) deferred tax liabilities, (c) transaction expenses, and (d) indebtedness of the Company, determined in accordance with the Company’s historic accounting principles.

Earnout Payments	In addition to the Closing Consideration Amount, the Sellers (on a pro rata basis) will be entitled to the following earn-outs based on revenue from the sales of Company products and services (including resales) following closing:

(i) If Agrify receives eligible revenues from the sale of Company products during the calendar year ended December 31, 2022 (A) greater than or equal to $13,000,000.00 and less than $14,000,000.00, then the Sellers shall receive an earn-out payment with a value of $750,000.00, or (B) greater than or equal to $14,000,000.00, then the Sellers shall receive an earn-out payment with a value of $1,500,000.00.

(ii) If Agrify receives eligible revenues from the sale of Company products during the calendar year ended December 31, 2023 (A) greater than or equal to $18,500,000.00 and less than $20,000,000.00, then the Sellers shall receive an earn-out payment with a value of $750,000.00, or (B) greater than or equal to $20,000,000.00, then the Sellers shall receive an earn-out payment with a value of $1,500,000.00.

In each case, 40% of the applicable earn-out amounts shall be paid in the form of cash and the remaining 60% shall be paid in the form of shares of Agrify common stock, with the value per share equal to the 30-day VWAP up to and including the end of the applicable earn-out period. Each earn-out payment will be payable within 90 calendar days after the end of the applicable earn-out period. Agrify may set off against any earn-out payment to the extent that the Sellers are liable for any indemnification obligations.

During each applicable earn-out period, Agrify shall not intentionally, directly or indirectly, take any actions in bad faith that have the primary purpose of deferring, delaying or impairing revenue for purposes of the earn-out calculations.

Holdback for Stock	A number of shares of Agrify common stock representing 15% of the value of the Closing Consideration Amount (the “Holdback Shares”) will be held back by Agrify for a period of twelve (12) months for purposes of satisfying any post-closing adjustments or indemnification obligations of Sellers.

Representations, Warranties	Customary for transactions of this type, including organization and qualification, authority, third party consents, title to and sufficiency of assets, capitalization and subsidiaries, financial statements, absence of undisclosed liabilities, absence of certain changes, legal actions and governmental orders, compliance with laws, permits, taxes, warranties, material contracts, intellectual property, inventory, real property, customers and suppliers, employees and benefits, personal data, insurance, product liability, brokers, environmental matters, affiliate transactions, bank accounts, and books and records.

Certain of the representations and warranties will be deemed “Fundamental Representations”, including organization and qualification, authority, capitalization, compliance with laws, intellectual property, taxes, employee benefits, employee matters, brokers, and environmental matters.

The Representations and Warranties of the Parties will survive for a period of twelve (12) months following Closing, except for the Fundamental Representations, which will survive for the applicable statute of limitations plus 60 days.

Conditions to Closing	Execution of employment agreements and/or offer letters between Agrify and key Company executives and employees, including two-year employment agreements with each of the Majority Sellers, with a base salary of $175,000 and performance bonus eligibility of up to $50,000 for each Majority Seller, with the titles to be mutually agreed upon by the Parties. Additionally, in connection with the offer letters to be entered into between Agrify and each Minority Seller, each Minority Seller shall be entitled to receive 5,000 Restricted Stock Units of Agrify common stock. Other standard conditions to Closing for transactions of this type, including Board approval, ordinary course operation during Due Diligence Period, absence of material adverse change in Company’s business or financial condition, absence of litigation, Nasdaq compliance, and stockholder approval.

Indemnification	The Majority Sellers will jointly and severally, and the Minority Sellers will severally (but not jointly), indemnify Agrify against losses arising from (a) misrepresentations or breaches of representations or warranties of the Sellers or the Company; (ii) breaches of any covenants, agreements or obligations of the Sellers or the Company; (iii) taxes of the Company with respect to pre-Closing periods; and (iv) indebtedness and transaction expenses of the Company, to the extent not paid at Closing. Indemnification obligations of the Majority Sellers will be satisfied (A) first, by deducting any remaining Holdback Shares due to Majority Sellers, with the value per Holdback Share being equal to the Closing Share Price, (B) second, by setting off against any earn-out payments due to Majority Sellers, and (C) third, by payment directly from Majority Sellers. The sole Indemnification obligations of the Minority Sellers may only be satisfied by deducting any remaining Holdback Shares due to Majority Sellers, with the value per Holdback Share being equal to the Closing Share Price.

Agrify will indemnify the Sellers against losses arising from (i) misrepresentations or breaches of represents or warranties of Agrify; and (ii) breaches of any covenants, agreements or obligations of Agrify.

The indemnification obligations of the Sellers, on the one hand, and Agrify, on the other hand, with respect to losses arising from breaches of representations and warranties other than the Fundamental Representations, will be subject to (i) a basket of $90,000, at which point the indemnifying Party shall be obligated to indemnify from the first dollar, and (ii) an aggregate cap of $1,350,000. In no event shall the Sellers be responsible to make indemnity payments or offsets with respect of breaches of representations or warranties (including breaches of Fundamental Representations) that, in the aggregate, exceed the Closing Consideration Amount plus any earn-out consideration actually received by the Sellers.

Governing Law/Venue	Commonwealth of Massachusetts.

Transaction Documents	All other terms will be negotiated between the Parties in good faith and will be set forth in Definitive Documentation.